UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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BROWN-FORMAN CORPORATION

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OWSLEY BROWN II CHAIRMAN AND CHIEF EXECUTIVE OFFICER

June 30, 2005

Dear Brown-Forman Stockholder:

It is my pleasure to invite you to attend our Annual Stockholders Meeting:

Thursday, July 28, 2005
9:30 A.M. (Eastern Daylight Time)
Brown-Forman Conference Center
850 Dixie Highway
Louisville, Kentucky

I hope to see you on July 28. All Class A Stockholders are urged to complete and return to us the attached Proxy (voting) Card, whether or not you can attend in person. Your vote is very important to us.

Sincerely,

/s/ Owsley Brown

Owsley Brown

BROWN–FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE KY 40210

GLENMORANGIE
SONOMA-CUTRER
LENOX
JACK DANIEL'S OLD No 7 BRAND COUNTRY COCKTAILS
PEPE LOPEZ
Ardbeg
FONTANA CANDIDA
Gentleman Jack
JACK DANIEL'S OLD No 7 BRAND
FETZER VINEYARDS
APPLETON ESTATE SINCE 1749 JAMAICA RUM
BEL ARBOR
MICHEL PICARD
OLD FORESTER
CANADIAN MIST
Mariah
DANSK
GLEN MORAY
FINLANDIA Vodka of Finland
Bonterra
TUACA LIQUORE ITALIANO
KORBEL
JEKEL
DON EDUARDO TEQUILA
AMARULA
Gorham
EARLY TIMES Kentucky Whisky
BOLLA
hartmann
KIRK STIEFF
FIVE RIVERS
JACK DANIEL'S Tennessee Whiskey SINGLE BARREL
SOUTHERN COMFORT
WOODFORD RESERVE

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

Brown-Forman Corporation will hold its annual meeting for holders of our Class A Common Stock in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky, at 9:30 A.M., Louisville (Eastern Daylight) time, on Thursday, July 28, 2005.

We are holding this meeting to:

•	elect a board of thirteen directors to hold office until the next annual stockholders meeting; and

•	transact any other appropriate business.

You may vote at the meeting if you held Class A Common Stock of record on our books at the close of business on June 20, 2005. Holders of Class B Common Stock may attend the meeting but may not vote. We will not close the stock transfer books in advance of the meeting. Class A stockholders may vote either in person or by proxy, which means you designate someone else to vote your shares.

For Class A stockholders, whether or not you plan to attend the meeting, PLEASE:

•	sign and date the enclosed Proxy Card; and

•	return it promptly in the enclosed envelope.

Submitting a proxy will not affect your right to vote your shares if you attend the meeting in person and decide to vote differently. Only holders of Class A Common Stock may vote at the meeting. We are not asking for Proxy Cards from holders of Class B Common Stock.

We enclose separately a copy of our Annual Report for the fiscal year ended April 30, 2005 for you to review.

Louisville, Kentucky
June 30, 2005

By Order of the Board of Directors
Michael B. Crutcher, Secretary

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:	The Board of Directors provides you these materials so that you may cast your vote knowledgeably on the matters being considered at the annual meeting of stockholders of Brown-Forman Corporation. The meeting will take place on July 28, 2005.

Q:	What information is contained in this proxy statement?

A:	The information in this Proxy Statement relates to the election of directors at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and other required disclosures.

Q:	What is the record date and what does it mean?

A:	The Board has set June 20, 2005, as the record date for the annual meeting. Holders of our Class A Common Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. If you purchase Class A Common Stock after the record date, you may vote those shares only if you receive a proxy to do so from the person who held the shares on that date.

Q:	May Class B Common Stock vote at the meeting?

A:	Holders of shares of Class B Common Stock are not entitled to vote on any of the matters to be considered at this meeting.

Q:	How will my dividend reinvestment and employee stock purchase plan shares be voted?

A.	Shares of Class A Common Stock held by participants in Brown-Forman’s dividend reinvestment and employee stock purchase plans are included in your other holdings as reflected on the Proxy Cards.

Q:	What am I voting on?

A:	The only matter to be voted upon this year is the election of our Board of Directors. Class A stockholders may also vote on any other matter that is properly brought before the meeting.

Q:	Who are the nominees for directors?

A:	We have thirteen directors. We describe each director briefly in this Proxy Statement.

Q:	How does the Board recommend I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board.

Q:	What is the proxy card for?

A:	By completing and signing the Proxy (voting) Card, you authorize the individuals named on the card to vote your shares for you. If you grant a proxy, the persons named as proxy holders will also have the discretion to vote your shares on any other matters properly presented for a vote at the meeting. If for any unforeseen reason a director nominee is not available to serve, the persons named as proxy holders may vote your proxy for another nominee.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	A majority of the outstanding shares of Class A Common Stock must be present in person or represented by proxy in order to have a quorum to conduct business. Shares voted as abstaining from any particular matter will be counted as present for purposes of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” for some or all of the nominees.

Q:	What is the voting requirement to elect the directors?

A:	A nominee is elected if he or she receives a majority of the votes cast at the meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	We are not aware of any business other than the election of directors to be acted upon at the annual meeting.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with our stock transfer agent, National City Bank, you are considered a stockholder of record and the beneficial owner of those shares. If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Only stockholders with shares registered directly in their name with our transfer agent may vote in person at the meeting.

Q:	How do I vote if my shares are held in “street name”?

A:	If your shares are held in street name, you will receive a form from your broker seeking instruction as to how your shares should be voted.

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards. For the shares you hold in your own name, you will receive these proxy materials directly from Brown-Forman. For the shares you hold in street name, you will receive voting instruction cards and perhaps other materials from your broker or bank. It is important that you complete, sign and date each proxy card and each voting instruction card that you receive because they represent different shares.

Q:	What if I submit a proxy card and then change my mind on how I want to vote?

A:	You may revoke your proxy for shares registered in your name by writing to us or by attending the meeting and casting your vote in person. To change your vote for shares you hold in street name, you will need to follow the instructions in the materials your broker or bank provides you. You will not be able to vote those shares in person at the meeting.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce the results at the annual meeting and to issue a press release.

Q:	Whom may I call with a question about the annual meeting?

A:	For information about your stock ownership or for other stockholder services, please contact Linda Gering, our Stockholder Services Manager, at 502-774-7690 or Linda_Gering@b-f.com. For information about the meeting itself, please contact Michael B. Crutcher, our Corporate Secretary, at 502-774-7631 or Michael_Crutcher@b-f.com.

INTRODUCTION

This section describes the purpose of this Proxy Statement, who can vote, and how to vote.

Purpose. The Board of Directors of Brown-Forman Corporation is sending you this Proxy Statement to solicit proxies for use at the Annual Stockholders Meeting, which will be held Thursday, July 28, 2005, at 9:30 A.M. Louisville (Eastern Daylight) time at Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky. The Board requests that you sign and return the enclosed Proxy Card. Beginning on June 30, 2005, we will solicit proxies by mail. In addition, our employees may solicit proxies by mail, phone, fax, the Internet or in person. We will pay all solicitation costs. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name.

Voting Stock. We have two classes of common stock, Class A and Class B. Only holders of Class A Common Stock may vote at this meeting. As of the close of the record date, June 20, 2005, we had outstanding 56,782,037 shares of Class A Common Stock.

Voting Rights. If you were a Class A stockholder on June 20, 2005, and the books of our transfer agent reflect your stock ownership, you may cast one vote for each share recorded in your name. You may vote your shares either in person or by proxy. To vote by proxy, please mark, date, sign, and mail the enclosed Proxy Card.

Giving a proxy will not affect your right to vote shares registered in your name if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted by sending our Secretary written notice of your revocation. For any shares you hold in street name, you must submit voting instructions to the street name holder in accordance with the instructions they provide and comply with their directions to revoke those instructions. We will vote all shares represented by effective proxies in accordance with the terms stated in the proxy.

A quorum to conduct business at the meeting consists of a majority of the outstanding Class A shares. To be elected, a director must receive a majority of the votes cast at a meeting at which there is a quorum. Likewise, a majority of the shares represented at the meeting must approve any other matters brought to a vote at the meeting. We will count shares voted as “abstaining” as present for purposes of determining the number of shares represented at the meeting, but as votes “withheld” in the election of a director. If a broker holding your shares in a street name indicates to us that he or she lacks discretionary authority to vote your shares, we will not consider your shares as present or voting for any purpose.

ELECTION OF DIRECTORS

This section gives biographical information about our Directors.

     At the Annual Meeting, you and our other stockholders will elect thirteen directors. All of our Directors are standing for re-election. Once elected, a director holds office until the next annual election of directors or until his or her successor has been elected and qualified, unless he or she first resigns, reaches retirement age or is removed. The persons named as proxies will vote the enclosed proxy FOR the election of all nominees below, unless you direct them on the Proxy Card to withhold your vote as to all or some of the nominees. If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute.
Here are the Director nominees, their ages as of April 30, 2005, the years they began serving as Directors, their business experience for the last five years, and their other directorships:

Ina Brown Bond*, age 60, director since 2002. Owner of River Bend Farm, Inc. and Ashbourne Farms, LLC. Other directorships: Glenview Trust Company; J. Graham Brown Foundation.

Patrick Bousquet-Chavanne, age 47, director since May 2005. Group President of the Estée Lauder Companies Inc. since July 2001; President of Estée Lauder International, Inc. from 1998 to 2001.
Barry D. Bramley, age 67, director since 1996. Non-Executive Chairman of Lenox, Incorporated (a subsidiary of Brown-Forman) from 1998 through April 2004; Non-Executive Chairman of Cornwell Parker, PLC, High Wycombe, England from 1998 to 2000; Chairman and Chief Executive Officer of British-American Tobacco Company Ltd., London, England from 1988 to 1996.

Geo. Garvin Brown III*, age 61, director since 1971. Chairman of Trans-Tek, Inc. since 1988; Member of B/D Investments, LLC since 1997.

*	Owsley Brown II and Ina Brown Bond are siblings and also are first cousins of Dace Brown Stubbs and Geo. Garvin Brown III, who are also siblings. Each of these four is a first cousin of Owsley Brown Frazier. Due to their positions as Directors, their family relationships, and their beneficial ownership of our Class A Common Stock, each may be considered a “control person” of Brown-Forman.

Owsley Brown II*, age 62, director since 1971. Our Chief Executive Officer since 1993 and our Chairman since 1995; our President from 1987 to 1995. Other directorships: Lenox, Incorporated (a subsidiary of Brown-Forman); NACCO Industries, Inc.

Donald G. Calder, age 67, director since 1995. President and CFO of G.L. Ohrstrom & Co., Inc., a private investment firm, since 1997; Vice President of Ohrstrom & Co. from 1996 to 1997; Partner of predecessor partnership, G.L. Ohrstrom & Co. from 1970 to 1996; Chairman and CEO of Harrow Industries from 1997 to 1999. Other directorships: Carlisle Companies Incorporated, Roper Industries, Inc.; Central Securities Corporation.

Owsley Brown Frazier*, age 69, director since 1964. Our former Vice Chairman from 1983 to 2000. Other directorships: Lenox, Incorporated (a subsidiary of Brown-Forman) from 1998 to 2004; Papa John’s International, Inc.

Richard P. Mayer, age 65, director since 1994. Former Chairman and Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) from 1989 to 1996.

Stephen E. O’Neil, age 72, director since 1978. Principal of The O’Neil Group from 1991 to present. Other directorships: Alger American Fund, Inc.; Alger Fund, Inc.; Castle Convertible Fund, Inc.; Spectra Fund, Inc.

Matthew R. Simmons, age 62, director since 2002. Founder, Chairman and CEO of Simmons & Company International since 1974.

William M. Street**, age 66, director since 1971. Our former President from November 2000 through September 2003; our Vice Chairman from 1987 to 2000; President and Chief Executive Officer of Brown-Forman Beverages Worldwide (a division of Brown-Forman) from 1994 through 2003. Other directorships: Papa John’s International, Inc.

**	Because of Mr. Street’s position as a Director as well as his beneficial ownership of our Class A Common Stock, he may be considered a “control person” of Brown-Forman.

Dace Brown Stubbs*, age 58, director since 1999. Private investor.

Paul C. Varga, age 41, director since 2003. President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman) since 2003; Global Chief Marketing Officer for Brown-Forman Spirits from 2000 through 2003; Director of Marketing for Brown-Forman Beverages-North America from 1998 through 2000.

CORPORATE GOVERNANCE

This section describes our corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the New York Stock Exchange.

The Evolving Corporate Governance Environment.

Unfortunate and highly publicized failures of corporate governance and accounting oversight at several major companies in recent years have taken a toll on stockholder confidence in corporate America. Congress, the Securities and Exchange Commission, and the New York Stock Exchange (the “Exchange”) have adopted rules designed to prevent such failures in the future. Our Company complies fully with these rules and chose to implement some of the practices before they took effect. In many areas, our Company already had in place policies or procedures covered by the rules.

Brown-Forman places utmost importance on corporate governance. We believe that like the Brown family, our employees have great pride in the Company. Both the long history of family ownership and involvement and our loyal employees give us extra incentive to avoid the kind of corporate corruption that has been in the headlines. We believe we have a Board and a management team committed to high ethical standards and full and accurate financial reporting. We have developed and use an effective financial review process so that our CEO and CFO can certify our quarterly and annual financial reports with confidence. We believe that we have an effective corporate compliance program. We continually review and refine our practices to address both the changing regulatory scheme and to adopt what we believe are “best practices.”

What Are the Responsibilities of Our Board of Directors?

The Board of Directors has the ultimate responsibility for the Company’s financial well-being and business success. The Board is a policy-making body that acts largely through Company management, whose officers and employees conduct the business under strategies that management develops and proposes, which the Board approves and oversees. The Board regularly reviews our financial results, the strategic direction of our various business units, monitors the health of the Company’s brands, and approves the Company’s annual financial and operating plans, major acquisitions and divestitures. Through the Compensation Committee, the Board’s independent directors review and approve compensation for senior management. The Audit Committee, which is also composed of independent directors, retains the independent auditor, reviews quarterly financial results and oversees our internal audit function and compliance program.

The Board and its committees have the power to hire independent advisors, including attorneys and accountants, as they deem appropriate.

Meetings of the Board of Directors and the Audit and Compensation Committees.

The Board met six times during fiscal 2005. Each Director attended all meetings, except that Director Matthew Simmons was unable to attend two meetings. All members of the Audit and Compensation

Committees attended all of their respective committee meetings, except that Donald Calder, who is a member of both committees, was unable to attend one meeting of each committee.

Attendance of Directors at Annual Meeting of Stockholders.

Under a practice in place for many years and adopted formally as a policy by the Board of Directors in 2004, each director is expected to use his or her best efforts to attend the Annual Meeting of Stockholders. All of the Directors attended the 2004 Annual Meeting.

Changes To Our Board in Fiscal 2005.

Effective May 12, 2005, Patrick Bousquet-Chavanne was elected to the Board of Directors.

We are a “Controlled Company.”

The Brown family (descendants of George Garvin Brown, our founder) owns about 74% of our Class A voting stock and thus controls the Company. The Brown family owns Brown-Forman stock directly and in family trusts. While there is no formal agreement among family members to vote together, the majority of the Company’s voting power, which is voted by Brown family members and family trusts, has voted together for many years in support of the Board of Directors. As a majority family owned company, Brown-Forman is in a different situation than most Exchange listed companies. For instance, the Exchange now requires that companies listed on it have a majority of independent directors on their boards of directors. The Exchange also requires companies other than controlled companies to have a nominating committee comprised exclusively of independent directors. Applying these rules to Brown-Forman would have the effect of disenfranchising the principle shareholders of the Company. The Exchange recognized this distinction and created a category for “controlled companies,” for which the requirements of a majority of independent directors, a nominating committee and certain other obligations are optional. The Board has determined that Brown-Forman meets this “controlled company” definition and has elected to take advantage of the exemptions available to controlled companies.

Our Independent Directors.

The Exchange rules now require the Board to make a determination each year as to which directors meet the Exchange’s independence rules. The focus of these rules is independence from management, and calls for the Board to make its determination by looking at all the facts and circumstances surrounding the director and his or her relationship with management. Although we are exempt from the requirement of having a majority of independent directors, the Board has determined that currently five of our Directors are independent according to Exchange standards. These are Directors Patrick Bousquet-Chavanne, Donald G. Calder, Richard P. Mayer, Stephen E. O’Neil, and Matthew R. Simmons. The Exchange’s rules automatically disqualify Directors Barry D. Bramley, William M. Street, and Paul C. Varga because of their present or past management roles. Director Ina Brown Bond cannot be classified as independent because she is Owsley Brown II’s sister.

The Company’s other three Directors, Geo. Garvin Brown III, Dace Brown Stubbs, and Owsley Brown Frazier, fall in a grey area under the Exchange tests. Considering the variety of personal and familial relationships, employment, and control group affiliation connections to management that currently exist among these three Directors, the Board elected not to make the determination that these Directors meet the Exchange standards for independence at this time.

This is not to suggest that only the five independent Directors serve as an effective check upon management. Directors Ina Brown Bond, Dace Brown Stubbs, Owsley Brown Frazier, and Geo. Garvin Brown III, all members of the Brown family, are themselves significant stockholders or exercise significant voting control of Brown-Forman. Each of these individuals has an obvious and deep interest in ensuring the appropriate long term management of the Company. While, for one reason or another, these persons may not meet tests for being “independent,” they nevertheless provide real and effective oversight of management on behalf of all stockholders.

Directors Stephen E. O’Neil, Donald G. Calder, and Richard P. Mayer serve on the Compensation Committee of our Board of Directors. As such, each of those individuals is required to satisfy an independence test set forth in regulations adopted under Section 162 of the Internal Revenue Code. Each member of the Compensation Committee satisfies this test.

Directors Richard P. Mayer, Donald G. Calder, and Stephen E. O’Neil serve on the Audit Committee of our Board of Directors. In order to serve on that Committee, each director must be independent as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and in the regulations issued by the Securities and Exchange Commission under that provision. Each member of the Audit Committee satisfies this test.

Mandatory Retirement for Our Directors.

Our By-laws provide that directors can serve on the Board through their 70th year. The Board recently amended the By-laws to permit a director to serve longer if the Board finds that such service would significantly benefit Brown-Forman. The Board must make this decision without the participation of the director involved and upon approval of two-thirds of the remaining Board members.

The Board has determined that Mr. Stephen E. O’Neil’s continued service as a Director is a significant benefit to Brown-Forman. Thus, the Board requested and Mr. O’Neil agreed to stay on the Board and stand for reelection.

Corporate Governance Guidelines, Committee Charters and Codes.

The Board has adopted Corporate Governance Guidelines, which are published at the Company’s website (www.brown-forman.com). These guidelines include director responsibilities and qualification standards, director compensation, management succession policies and principles, director access to management and, as appropriate, independent advisors, and an annual performance self-evaluation of the Board. The Board conducted a self-evaluation during the last year.

The Company also has posted on its website the Audit Committee and Compensation Committee charters, as well as the Company’s Code of Conduct, which applies to all directors and employees, and a Code of Ethics that applies specifically to the Company’s senior financial officers. Copies of the Corporate Governance Guidelines, Committee charters and these Codes are also available by writing to our Corporate Secretary, Michael B. Crutcher, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing him at Michael_Crutcher@b-f.com.

Executive Sessions of Our Non-Management and Our Independent Directors.

The Exchange requires non-management directors to meet regularly in executive sessions without management. Our non-management Directors held such a meeting in fiscal 2005. A majority of the directors in attendance selects a presiding director for the meeting.

The Exchange also requires companies whose group of non-management directors includes directors who are not “independent” within the Exchange rules to hold an executive session of just the independent directors at least once a year. Our independent Directors had four such meetings in fiscal 2005.

Charitable Giving.

The Exchange requires listed companies to disclose certain charitable contributions the Company has made to charities with which one of our independent directors serves as an executive officer. We have made no charitable contributions that require disclosure under this rule.

Our Stock Option Plans.

We maintain the 2004 Omnibus Compensation Plan for our employees and our non-employee directors. This plan provides for stock option and restricted stock awards that are disclosed each year in the Proxy Statement. One element of the recent corporate scandals has been the repricing of options to allow executives to benefit even as the stock price has fallen. We never repriced options under our previous plans and the 2004 Omnibus Compensation Plan specifically prohibits the practice (section 3.1(b)). Another element of the corporate governance debate has been the accounting disclosure of the effect of options and whether they should be expensed when granted. We adopted FASB 123R in the fourth quarter of 2005 and began expensing employee stock options. Prior periods have been adjusted to reflect this change. The effect of this change is reflected in the financial statements in the 2005 annual report.

Director Nominations.

As a controlled company, Brown-Forman is not required to have a nominating committee consisting of independent directors or a nominating committee charter. Brown-Forman has neither.

Historically, the Chief Executive Officer and Chairman of the Board of Directors has proposed director candidates after informal consultation with other directors and Brown family members. Other Board members have also occasionally proposed candidates. In the past year, our four independent directors served as an informal nominating committee, engaging an executive search firm to identify and interview director candidates. Director Patrick Bousquet-Chavanne was identified through this process. Efforts to identify other director candidates continue. The search firm is compensated for these services.

The Board has no policy regarding stockholder-nominated candidates for the Board because the Board believes that the informal processes used to date are appropriate for identifying and selecting future Board members.

In evaluating candidates for Board membership, the Company seeks directors who will represent the best long term interests of all Brown-Forman stockholders. As articulated in its Corporate Governance Guidelines, the Board’s view is that all Brown-Forman directors should possess the highest personal and professional ethics, integrity, and values. The Board also believes that qualities which the Company’s directors ideally should possess include independence, civility, business courage, judgment, lack of possible conflicts of interest, and experience with businesses and other organizations of comparable size or character. The Board does not think every director must have all of these qualities. The Board does place significant importance on having Brown family members on the Board.

How Can You Communicate With Our Board of Directors?

Brown-Forman stockholders and other interested parties may communicate with Brown-Forman’s directors, including the non-management directors as a group, by sending such written communications to the Corporate Secretary, at 850 Dixie Highway, Louisville, Kentucky 40210 or by e-mail at Michael_Crutcher@b-f.com. Copies of written communications received at such address will be provided to the individual director or group of directors to whom they are addressed, and copies of such communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of the communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications on matters not normally considered at a Board level or communications that relate to irrelevant topics.

STOCK OWNERSHIP

This section describes (a) people who own beneficially 5% or more of our voting stock and (b) how much stock our Directors and executive officers own. Under the SEC’s definition of “beneficial ownership,” some shares are considered to be owned by more than one person and are therefore counted more than once.

     Voting Stock Owned by “5% Beneficial Owners.” This table shows each “beneficial owner” of more than 5% of our Class A Common Stock, our only class of voting stock, as of April 30, 2005. The Securities and Exchange Commission defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power, as well as all shares underlying options that are exercisable within sixty days. Under this definition, “beneficial owners” may or may not receive any economic benefit (such as receiving either dividends or sale proceeds) from the shares attributed to them. Using this definition, some shares shown below are owned by more than one person. Some “beneficial owners” share voting and investment powers as members of advisory committees of certain trusts of which corporate fiduciaries are the trustees. Counting each share only once, the aggregate number of shares of Class A Common Stock beneficially owned by the people in this table is 41,183,440 shares, or 72.5% of the outstanding shares of that class.

	Amount and Nature of "Beneficial Ownership"
			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class
W. L. Lyons Brown, Jr.
3020 Whittington Parkway, Suite 206
Louisville, Kentucky	1,027,690	27,048,447	28,076,137	49.5%

Owsley Brown Frazier
829 W. Main Street
Louisville, Kentucky	920,214	23,682,193	24,602,407	43.3%

Dace Brown Stubbs
135 Sago Palm Road
Vero Beach, Florida	2,000	19,449,565	19,451,565	34.3%

Owsley Brown II
850 Dixie Highway
Louisville, Kentucky	655,957	10,908,985	11,564,942	20.4%

Ina Brown Bond
8215 West U.S. Highway 42
Skylight, Kentucky	1,866,749	6,674,566	8,541,315	15.0%

Robinson S. Brown, Jr.
5208 Avish Lane
Harrods Creek, Kentucky	4,000	5,593,566	5,597,566	9.9%

Sandra A. Frazier
424 Pennington Lane
Louisville, Kentucky	13,456	4,232,628	4,246,084	7.5%

Stock Owned by Directors and Executive Officers. The following table shows the “beneficial ownership” as of April 30, 2005, by each Director nominee, by each Executive Officer named in the Summary Compensation Table on page 25, and by all Directors and Executive Officers as a group, of our Class A and Class B Common Stock.

	Class A Common Stock				Class B Common Stock
			Sole & Shared Voting &						Sole & Shared
Name	Voting & Investment Power		Investment Power		Investment Power				Investment Power
				% of						% of
	Sole	Shared	Total	Class	Sole		Shared		Total	Class
James L. Bareuther	0	0	0	*	75,860	[1]	0		75,860	*
Ina Brown Bond	1,866,749	6,674,566	8,541,315	15.0%	25,850		9,193,974		9,219,824	14.2%
Patrick Bousquet-Chavanne	0	0	0	*	0		0		0	*
Barry D. Bramley	200	2,000	2,200	*	36,186		0		36,186	*
Geo. Garvin Brown III	104,018	2,612,542	2,716,560	4.8%	33,780		24,090		57,870	*
Owsley Brown II	655,957	10,908,985	11,564,942	20.4%	382,782		9,240,700		9,623,482	14.8%
Donald G. Calder	12,000	12,000	24,000	*	19,404		0		19,404	*
Michael B. Crutcher	15,326	0	15,326	*	52,120	[1]	0		52,120	*
Owsley Brown Frazier	920,214	23,682,193	24,602,407	43.3%	47,632		10,303,027		10,350,659	15.9%
Richard P. Mayer	6,000	0	6,000	*	25,404		0		25,404	*
Stephen E. O’Neil	0	0	0	*	22,544		1,000	[2]	23,544	*
Matthew R. Simmons	10,000	0	10,000	*	16,382		0		16,382	*
William M. Street	1,121,098	552,276	1,673,374	2.9%	198,716		0		198,716	*
Dace Brown Stubbs	2,000	19,449,565	19,451,565	34.3%	27,674		10,303,027		10,330,701	15.9%
Paul C. Varga	148	0	148	*	52,005	[1]	0		52,005	*
Phoebe A. Wood	0	0	0	*	60,794	[1]	0		60,794	*
All Directors and Executive Officers as a Group[3]	4,714,046	35,188,866	39,902,912	70.3%	1,142,125	[1]	19,569,517		20,711,642	31.8%

*  Less than 1%.

     1 Includes restricted stock; restricted stock may not be sold before vesting and is subject to further vesting requirements.

     2 Owned by The O’Neil Foundation, of which Mr. O’Neil is President. Mr. O’Neil disclaims beneficial ownership of these shares.

     3 In computing the aggregate number of shares and percentages owned by all Directors and executive officers as a group, which includes shares owned by persons not named in the table, we counted each share only once.

Section 16(a) Beneficial Ownership Reporting Compliance. Executive officers, directors, and “beneficial owners” of more than 10% of our Class A Common Stock must file reports of ownership and changes in ownership of our stock pursuant to Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the reports and written representations we received from these persons. Based solely on that review, we believe that during fiscal 2005 these persons reported all transactions on a timely basis, except: Ina Brown Bond did not report in a timely fashion the acquisition by her husband of 430 shares of Class B Common Stock, and W.L. Lyons Brown, Jr. did not report in a timely fashion a sale of 300 shares of Class B Common Stock.

AUDIT COMMITTEE

This section is a report from the Audit Committee of the Board of Directors. It explains the role of the Audit Committee and sets forth the fees paid to our independent auditor.

Audit Committee Report

Composition. The Audit Committee consists of three non-employee directors, Mr. Mayer (Chairman), Mr. O’Neil, and Mr. Calder. The Board has determined that each Committee member meets the standards of the Securities and Exchange Commission and the New York Stock Exchange (the “Exchange”) to be considered an “independent director.” In addition, the Board has also found that each member is “financially literate” and meets Exchange standards to serve on our Audit Committee. The Board has also determined that while more than one member of the Company’s Audit Committee qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K, Mr. Mayer is the designated audit committee financial expert. Mr. O’Neil also sits on the audit committees of more than three other public companies. Our Board has determined that his service on other audit committees does not impair, but indeed enhances, his ability to sit on our Audit Committee.

Function. The Committee has a Charter, which is reviewed annually and was last amended by the Board on March 25, 2004. The Charter describes what the Committee does and meets the standards of the Securities and Exchange Commission and the Exchange. You can review the Charter on the Company’s website, www.brown-forman.com. The Committee has retained PricewaterhouseCoopers (the “independent auditor”) to perform the audit. The independent auditor reports directly to the Committee. The Audit Committee has authority to retain independent legal, accounting or other advisors at Company expense.

As described more fully in its Charter, the Committee monitors and oversees the financial reporting process, the system of internal controls, the audit process, and the Company’s program for legal and regulatory compliance. To place the Committee’s role in perspective, management is responsible for the Company’s internal controls, the financial reporting process, and the Company’s compliance. The independent auditor is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted accounting principles and issuing a report on its audit. The Committee reviews the work of management and has direct responsibility for retention of the independent auditor on behalf of the Board of Directors.

The Committee also considers reports from the Company’s internal audit department, which investigates the adequacy of internal controls. The Committee reviews reports from the Company’s legal department on compliance with the Company’s internal Code of Conduct and with laws and regulations.

The Committee met four times during the year, during which the committee members had discussions with management and the independent auditor. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed those statements and the Company’s system of internal controls with management and the independent auditor, including discussions with the independent auditor in executive session with representatives of management excluded.

The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). The independent auditor gave to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent auditor its independence and ability to conduct the audit. The Audit Committee has determined that the provision of the non-audit services described below is compatible with maintaining auditor independence.

Fees Paid to Independent Auditor.

The following table shows the fees that the Company paid or accrued for the audit and other services provided by PricewaterhouseCoopers for fiscal years 2004 and 2005.

	2004	2005
Audit Fees	$994,000	$2,081,000
Audit-Related Fees	618,500	105,200
Tax Fees	486,000	272,400
Total	$2,098,500	$2,458,600

Audit Fees. This category includes the audit of the Company’s annual financial statements, attestation services relating to the report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits where those are required by foreign jurisdictions.

Audit-Related Fees. This category consists principally of advisory services related to the Company’s preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, dealing with adequacy of the Company’s system of internal controls, and audits of employee benefit plans.

Tax Fees. This category consists principally of preparation of tax returns for expatriate employees and tax advice and returns for foreign subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor. The Audit Committee approved the fiscal 2005 audit and non-audit services provided by PricewaterhouseCoopers. The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

The Audit Committee pre-approves both the type of service to be provided by PricewaterhouseCoopers and their estimated fees. In addition, the Committee must pre-approve PricewaterhouseCoopers rendering personal financial and tax advice to any of the Company’s Designated Executive Officers. During the approval process, the Audit Committee considers the impact of the types of services on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Conclusion. Based on the foregoing, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2005.

Richard P. Mayer, Chairman	Donald G. Calder	Stephen E. O’Neil

EXECUTIVE COMPENSATION

This section is a report from the Compensation Committee of the Board of Directors. The report explains our compensation philosophy, how compensation decisions are made for our most senior executives, and how we comply with Internal Revenue Code Section 162(m) (which governs our ability to deduct for tax purposes compensation to our most highly paid officers).

Compensation Committee Report

This report sets forth the Company’s compensation programs for Executive Officers and details the compensation paid to the Chairman/Chief Executive Officer for fiscal 2005.

The Compensation Committee consists of three non-employee directors, Mr. O’Neil (Chairman), Mr. Calder and Mr. Mayer, each of whom qualifies as an independent director under the New York Stock Exchange listing standards. The Board of Directors has delegated to the Compensation Committee the responsibility to oversee the compensation of the Company’s directors, officers and employees. The Committee sets the overall direction of the Company’s pay programs for all salaried employees.

Committee Charter. The Board of Directors has adopted a Compensation Committee Charter, a copy of which is posted on the Company’s corporate web-site, www.brown-forman.com. Among other things, the Charter requires that each Committee member be independent of management, that the Committee be empowered to hire its own advisors, and that the Committee conduct an annual self-evaluation of its performance.

The primary goals of the Company’s pay programs are to:

•	attract, retain, and motivate talented and diverse employees within a culture that values integrity, respect, trust, teamwork, and excellence;

•	support business strategies that promote growth in brand equity, earnings and total shareholder return over the long term;

•	encourage a pay for performance environment through the use of pay at risk subject to the achievement of short term and long term goals; and

•	provide linkage to shareholders through the use of equity-based awards.

To ensure that the Company’s compensation programs are providing appropriate levels of pay, the Committee uses surveys of manufacturing and consumer products companies that include companies with which we may compete for executive talent, companies of comparable size, and companies that are recognized for their brand leadership. These surveys include salary and bonus data from many companies, including H. J. Heinz, Hershey Foods Corporation, Fortune Brands, and Wm. Wrigley Corporation.

In cooperation with management’s Compensation and Benefits Committee (formerly the Management Compensation Review Committee), the Committee applies the Company’s pay philosophy to the Company’s senior executives, who are referred to as Executive Officers. During fiscal 2005, the Executive Officer group was divided into two sub groups:

•	the Chairman/CEO, Owsley Brown II; and

•	all other Executive Officers

The Committee sets the salary and administers the short term and long term bonus for Mr. Brown. The Committee shares responsibility with the Compensation and Benefits Committee for compensation of all other Executive Officers. The Compensation Committee sets goals and determines the achievement of the short term and long term bonuses for Executive Officers, while the Compensation and Benefits Committee determines their base salaries.

The Compensation Committee met twice in fiscal 2005. The Committee’s compensation philosophy is to set compensation at levels that are somewhat above the mid-market level, with the ability to attain third quartile or top quartile total compensation if business performance exceeds targeted goals (or conversely to receive below market compensation for periods of business underperformance). In reviewing compensation, the Committee evaluates a number of factors, including the recommendations from the Compensation and Benefits Committee based on market survey data, the individual performance of the executive, and any change or evolution of duties.

Compensation in General. There are three major elements to the Company’s overall pay program: base salary, annual short term bonus, and long term incentives that include both equity and cash elements. An overview of each of the three major elements is as follows.

Base Salary. Each year the Committee determines the base salary for the Chairman/Chief Executive Officer and reviews the salaries of the Executive Officers reporting to the Chairman/Chief Executive Officer.

Annual Short Term Bonus. The short term bonus is paid in cash. The Company provides annual incentive opportunities based on the achievement of short term financial, business, and strategic results supporting the sustainable growth of our brands. Target short term bonus opportunities are set at the beginning of each year for each executive, along with goals that define the relationship between potential payments and performance. For fiscal 2005, goals for short term bonus were based on performance against individual, business unit, and corporate performance. The factors used to evaluate financial business unit and corporate performance are generally based in some aspect of income generation and/or asset management, while individual performance goals varied by unit and function. For those executives whose compensation is subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code, annual incentive awards are based on financial business unit and corporate performance goals.

Long Term Incentives

•	The long term bonus is initially determined in cash, but is delivered via three different elements: stock options, restricted stock and/or cash units. The 2004 Omnibus Compensation Plan approved by shareholders at the 2004 Annual Meeting enables the Company to grant various forms of equity awards denominated in the Company’s common stock, as well as other performance-based, long term incentives denominated in cash or units convertible to cash. Long term incentives are intended to influence executives to focus on the long term growth of our business, as opposed to making short term decisions that produce benefits in a specific year. We want employees to make the right decisions over a number of years to grow our brands while increasing shareholder returns. Target long term bonus opportunities are set at the beginning of each year for each executive, and then divided into the three long term elements currently being utilized. A new three-year performance unit cycle begins each fiscal year and concludes three years later. Awards are based on performance against three-year business goals.

•	Stock Options. The Committee grants stock options to senior executives by converting a portion of their target long term opportunity originally designated as cash through the use of a Black-Scholes stock option valuation. In essence, executives are “purchasing” options with dollars that would otherwise be denominated as a long term cash incentive. These options are non-qualified stock options that are not exercisable until after the end of the third fiscal year from grant, and are exercisable for seven fiscal years thereafter. Not more than half of any executive’s total long term bonus opportunity is converted to stock options. Stock to cover stock option exercises is purchased from other shareholders, to minimize dilution.

•	Restricted Stock. The Committee grants performance-based restricted stock to further align the interests of senior executives with those of the Company’s shareholders. These incentives are initially denominated in cash for a one-year performance period, with the resulting performance-adjusted cash being converted into shares that are restricted from sale for a multi-year period and forfeitable should the executive voluntarily terminate employment. Not more than half of any executive’s total long term bonus opportunity is converted to a combination of restricted stock and stock options.

•	Cash Units. The third element of the long term bonus is cash awards based on performance against three-year business goals.

Compensation of the Chairman/CEO. In setting the pay of the Chairman/CEO, the Committee considers the pay philosophy of the Corporation, pertinent survey data, the performance of the incumbent, and the performance of the Company. This year the Committee also considered the Chairman/CEO’s increased workload as a result of the elimination of the position of President of the Corporation that occurred with the retirement of William Street.

Salary for the Chairman/CEO. Effective August 1, 2004, which is the normal annual date for executive salary increases, the Committee increased Mr. Brown’s salary to $990,000, an increase of 4.3% over his prior salary. This increase was representative of what other well performing long-tenured employees of the Corporation received.

Annual Bonus for the Chairman/CEO. With respect to short term bonus, during fiscal 2005 two events occurred:

(1)	payment of fiscal 2004 bonus was made very early in fiscal 2005 in the amount of $922,064, which was an amount above target produced by the fiscal 2004 performance of the corporation against pre-set business goals; and

(2)	the target amount of bonus for fiscal 2005 was designated as $875,000, tied to the attainment of fiscal 2005 business goals set by the committee at the beginning of fiscal 2005.

[Note: Shortly following the end of the fiscal year, payment of fiscal 2005 short term bonus was adjusted for performance and awarded in the amount of $1,750,000.]

Long Term Incentives for the Chairman/CEO. With respect to long term bonus, during fiscal 2005, several events occurred:

(1)	payment of the cash unit cycle which began May 1, 2001 and ended April 30, 2004 was made very early in fiscal 2005 in the amount of $544,725. This amount was below target because the company underperformed the three-year business goals set at the beginning of the performance period;

(2)	the target amount of cash unit bonus for fiscal 2005 was designated as $675,000 tied to the attainment of three-year business goals for fiscal years 2005 through 2007 set by the committee at the beginning of fiscal 2005; and

(3)	The company granted Mr. Brown a non-qualified stock option on July 22, 2004 covering 63,381 shares of Brown-Forman Class B stock. These options were granted at the market price on the date of grant, are not exercisable during the first three fiscal years from date of grant, and are exercisable thereafter until their expiration date of April 30, 2014.

[Note: Shortly following the end of the fiscal year, payment of long term bonus for the performance period that ended in fiscal 2005 was adjusted for performance and awarded in the amount of $1,129,490.]

Chairman/CEO’s Total Compensation. As a result of these compensation actions, Mr. Brown’s fiscal 2005 total compensation is targeted to be $3,215,000 assuming all bonus targets for the company are met, and including the Black-Scholes value of stock options. This compensation is slightly above median of the survey data. Mr. Brown’s actual compensation will vary from this amount, up or down, depending upon the actual performance of the company.

Compliance with Tax Law Limits on Deductibility of Compensation. Internal Revenue Code Section 162(m) limits to $1 million the amount of annual compensation an employer may deduct when paid to a Named Executive Officer (those Executive Officers shown on the Summary Compensation Table). The law does, however, allow employers to deduct compensation over $1 million if it is “performance based” and paid under a formal compensation plan that meets the Code’s requirements. The Company took appropriate steps in setting goals under the Company’s 2004

Omnibus Compensation Plan to assure the deductibility of all compensation paid to Named Executive Officers. The Committee expects the Company to be able to deduct all fiscal 2005 compensation.

Conclusion. The Committee believes that its overall executive compensation program has been successful in providing competitive compensation to attract and retain highly qualified executives, while at the same time encouraging a performance level that creates additional shareholder value.

Stephen E. O’Neil, Chairman	Donald G. Calder	Richard P. Mayer

This section contains charts that show the amount of compensation earned by our Named Executive Officers.

Summary Compensation Table

		Annual		Long Term
		Compensation		Compensation
				Awards		Payouts	All Other
	Fiscal Year			Restricted Stock	Class B Shares		Compen-
	Ended	Salary	Bonus (1)	Award(s)	Underlying Options	Long Term Incentive	sation (3)
Name and Principal Positions	April 30,	($)	($)	($)	(#)	Payments (2) ($)	($)
Owsley Brown II	2005	980,256	1,750,000	0	63,381	2,987,621	12,970
Chairman of the Board and	2004	940,664	922,064	0	79,210	544,725	13,360
Chief Executive Officer	2003	904,600	736,450	0	79,272	449,512	13,560

Paul C. Varga	2005	603,333	800,000	800,000	0	362,168	27,958
President and Chief	2004	425,750	248,000	297,600	9,416	163,494	25,180
Executive Officer, Brown-Forman Beverages	2003	286,333	251,262	0	13,434	104,109	25,054

Phoebe A. Wood	2005	515,916	460,000	200,000	14,085	511,146	25,728
Executive Vice President and	2004	492,396	265,465	148,955	14,500	226,098	211,180
Chief Financial Officer	2003	473,250	247,032	0	22,012	73,662	25,435

James L. Bareuther	2005	467,250	440,000	352,800	11,043	692,572	25,538
Executive Vice President and	2004	425,631	236,971	204,600	13,278	290,294	25,430
Chief Operating Officer, Brown-Forman Beverages	2003	382,500	264,357	0	8,448	235,546	25,480

Michael B. Crutcher	2005	448,300	460,000	285,000	0	632,799	25,540
Vice Chairman, General	2004	417,083	265,466	169,447	0	471,583	28,764
Counsel and Secretary	2003	379,167	236,204	0	9,828	220,509	26,088

We award up to 50% of long term bonus compensation as stock options and/or restricted stock, with the balance in cash to be paid at the end of each three-year performance period (it will then appear on this table as a long term compensation payout). Stock option and restricted stock values can increase or decrease; the present values (as of the grant date) of the stock option awards in the Long Term Compensation Awards column appear in the table on page 26-27. Restricted stock information appears in the table on page 26.

(1)	Represents cash payments under the annual incentive plan.

(2)	Represents cash payments under the long term incentive plan and value realized by exercise of stock options.

(3)	Represents our contributions to the Savings Plan; our payment of group term life insurance premiums on behalf of the Named Executive Officers; our cost of providing leased company automobiles to Named Executive Officers other than Mr. Brown; for Ms. Wood, a delayed signing bonus paid in 2004; and, for Mr. Varga in 2005 and Mr. Crutcher in 2003 and 2004, the Company’s reimbursement under its financial planning perquisite.

Restricted Stock Grants Relating to Fiscal 2006.

The Omnibus Compensation Plan provides the ability to deliver long term incentives as restricted stock awards. Awards are based on performance against corporate or divisional goals, and are expressed as a dollar amount that is converted to a number of restricted shares using the closing stock price for Class A Common Stock as of the date of the award. Generally, restricted shares may not be sold, exchanged, transferred, pledged or otherwise disposed of during the restriction period specified by each award agreement.

In June 2005, we will award approximately 50,000 shares of restricted stock to selected key executives with respect to fiscal 2005 performance. The table below summarizes grants to the Named Executive Officers.

	Shares	Vested During Year		Outstanding End of Year
Name	Awarded*	Number of Shares	Value	Number of Shares	Value**
Brown	0	0	0	0	$0
Varga	17,025	0	0	24,612	1,377,884
Wood	4,257	0	0	8,054	449,977
Bareuther	7,508	0	0	12,724	711,438
Crutcher	6,066	0	0	10,836	580,669

*	These figures are estimates as final awards will be determined after the proxy statement has been finalized.

**	Based on $56.20 and $55.50 per share, the closing prices of our Class A and B Common Stock respectively, on April 30, 2005. (Prior grants were of Class B stock; assumes 2005 awards will be of Class A stock.)

Option Grants under the Omnibus Compensation Plan in Fiscal 2005.

     The Omnibus Compensation Plan also provides the ability to deliver long term incentives in the form of stock options.

     We grant options with an exercise price of the fair market value of the underlying stock on the date of grant. Generally, options become exercisable three years after grant and must be exercised within ten years of grant. This year, we granted non-qualified options for approximately 630,000 shares of our stock for long term bonus awards to management participants. The table below summarizes the grants to the Named Executive Officers in fiscal 2005.

	Number of shares of	Percent of total
	Class B Common	options granted
	Stock underlying	to employees in	Per share		Present Value as
Name	options granted	fiscal year	exercise price	Expiration date	of grant date*
Brown	63,381	10%	46.58	April 30, 2014	$675,000
Varga	0	0%	46.58	April 30, 2014	0
Wood	14,085	2%	46.58	April 30, 2014	150,000
Bareuther	11,043	2%	46.58	April 30, 2014	117,600
Crutcher	0	0%	46.58	April 30, 2014	0

*	We used the Black-Scholes option pricing model to determine present value. We assumed a risk-free interest rate of 4.7% and option life of six years (to allow for voluntary early exercises and exercises that may accelerate as a result of disability, termination, retirement, or death), stock price volatility of 20%, and a yield of 1.8%.

     Aggregated Value of All Outstanding Options Granted From May 1, 1996 Through Fiscal 2005.

The following table summarizes all option grants that have been made to the Named Executive Officers through and including fiscal 2005 and all option exercises in fiscal 2005 by the Named Executive Officers.

		Value	Number of shares underlying		Value of unexercised options at
	Number of shares	realized in	unexercised options		end of fiscal year*
	acquired in	fiscal 2005 by
	fiscal 2005 by	option	Exercisable		Exercisable
Name	option exercise	exercise	May 1, 2005	Unexercisable	May 1, 2005	Unexercisable
Brown	60,694	$1,858,131	380,424	143,191	$9,852,705	$1,857,405
Varga	0	0	44,418	10,016	1,097,903	156,498
Wood	0	0	56,206	29,065	1,275,300	364,193
Bareuther	0	0	70,644	24,921	1,906,555	317,837
Crutcher	0	0	40,958	600	1,025,939	3,300

*	This value is the total difference between the outstanding options’ exercise price and $55.50, the closing price of our Class B Common Stock on April 30, 2005.

RETIREMENT PLAN DESCRIPTIONS

This section describes the retirement and savings plans for our executives.

Retirement Plans: We maintain both tax-qualified retirement plans and nonqualified supplemental excess retirement plans. Most salaried employees participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service and the average of the five highest consecutive years’ compensation during the final ten years of employment. These retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service. The following table shows the estimated annual benefits (straight life annuity) payable upon retirement at age 65 to participants at specified levels of compensation and years of service:

Average Annual Highest
5 Consecutive Years’	Years of Service Classification
Compensation During
Final 10 Years	10 Years	20 Years	30 Years
$400,000	$67,809	$135,617	$203,426
$800,000	$137,809	$275,617	$413,426
$1,200,000	$207,809	$415,617	$623,426
$1,600,000	$277,809	$555,617	$833,426
$2,000,000	$347,809	$695,617	$1,043,426
$2,400,000	$417,809	$835,617	$1,253,426

For example, an executive retiring at age 65 with 10 years of service whose average annual compensation for the five highest of the executive’s ten years of service was $400,000 would receive an estimated $67,809 annually for the remainder of the executive’s life.

Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, we maintain a nonqualified Supplemental Excess Retirement Plan (SERP). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. SERP participants may choose to get a discounted current cash payment instead of a SERP retirement benefit. The SERP also provides supplemental retirement benefits for certain key employees who join us in mid-career, subject to special vesting requirements.

For the Named Executive Officers, covered compensation for fiscal 2005 for these plans and service credited as of April 30, 2005, were as follows: Owsley Brown II, $1,902,320 and 30 years; Paul C. Varga, $851,333 and 18 years; Phoebe A. Wood, $781,381 and 4 years; James L. Bareuther, $704,221 and 10 years; and Michael B. Crutcher, $713,766 and 16 years.

Savings Plan: Subject to a maximum the IRS sets annually ($14,000 for calendar 2005), most participants in our Savings Plan may contribute between 1% and 50% of their compensation to their Savings Plan accounts. Our match of participants’ contributions is currently 5% (on the first 5% of the employee’s contribution), and vests fully after four years of service.

DIRECTOR COMPENSATION

This section describes how we compensate our directors.

Directors who are not employees are paid an annual retainer of $27,500, payable in six installments over the year. A director may elect to receive the retainer, or part of it, in stock options of equivalent value in lieu of cash. Under the 2004 Omnibus Compensation Plan, each non-employee director also receives options for $25,000 worth of Class B Common Stock. For fiscal 2005, each non-employee Director received options to purchase 2,348 shares with a per share exercise price of $46.58.

In addition to the retainer, non-employee directors receive a meeting fee of $4,000 per Board meeting attended in person (or $2,000 if attended by conference telephone call). A committee member receives $3,500 per committee meeting attended in person (or $2,000 if attended by conference telephone call). A committee chairman receives an additional fee of $3,000 for chairing the committee meeting ($1,000 if attendance is by conference telephone call).

On behalf of the Audit Committee, its Chairman conducts a quarterly review of the Company’s financial statements with the independent auditor. For each review he receives a $2,500 fee.

We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and provide an additional travel allowance to directors who must travel to Board meetings from outside the United States.

We do not pay our two employee Directors (Messrs. Brown and Varga) any additional compensation for serving on our Board, any of its committees, or on the boards or equivalent bodies of any of our subsidiaries.

FIVE-YEAR PERFORMANCE GRAPH

This chart shows how Brown-Forman Class B Common Stock has performed against three stock indexes over the last five years.

This graph compares the cumulative total stockholder return on our Class B Common Stock against three indexes which include that stock: the Standard & Poor’s 500 Stock Index, the Dow Jones Consumer Non-Cyclical Index (110 companies) and the Dow Jones Food and Beverage Makers Index (38 companies). As a diversified producer of both beverage alcohol products and consumer durables including china, crystal, luggage, and silverware, our business does not fit easily into specific industry indexes. We included the Dow Jones Consumer Non-Cyclical Index as a diversified index, even though portions of our business are cyclical. The Dow Jones Food and Beverage Index provides you with the opportunity to compare our performance against the performance of other producers of consumer branded products (e.g., Campbell Soup, Hershey Foods, PepsiCo). Overall, we believe it is best to compare the cumulative total stockholder return on our Class B Common Stock not to a single index, but rather to trends shown by a review of several indexes.

These numbers assume that $100 was invested in our Class B stock and in a hypothetical stock fund consisting of all the shares in the comparative index on April 30, 2000. It also assumes that, for such investments, all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The cumulative returns shown on the graph represent the value that these investments would have had on April 30 in the years since 2000.

OTHER INFORMATION

This section sets out other information you should know before you cast your vote.

Transactions with Management.

Directors Owsley Brown II and Paul C. Varga are employees and officers of Brown-Forman, and are compensated as detailed in this Proxy Statement. With the exception of the compensation and reimbursement they receive as Directors (disclosed on page 29), none of our other Directors receives any compensation from Brown-Forman or engages in any financial transactions with us, except as follows:

Laura Lee Lyons Brown, who is not a Director, is the sister of Directors Geo. Garvin Brown III and Dace Brown Stubbs. Ms. Brown owns a parking garage in downtown Louisville, next to Company offices at West Main Street. We lease, at market rates, a number of parking positions in this garage, and pay additional amounts for validations of parking for customers and visitors. In fiscal 2005 the total expense under this arrangement was $139,982. It should be emphasized that neither Geo. Garvin Brown III nor Dace Brown Stubbs has any investment in this garage. In addition, Ms. Brown is a director of Lenox, Incorporated. In that role she received $18,000 in retainer and meeting fees during fiscal 2005.

Director Owsley Brown Frazier is a former director of Lenox, Incorporated. In that role he received a retainer fee of $1,667 in fiscal 2005 before retiring from that Board. Laura L. Frazier, daughter of Owsley Brown Frazier, is also a director of Lenox, Incorporated, and in that role she received $16,000 in retainer and meeting fees during fiscal 2005.

As a family controlled company, Brown-Forman employs individuals who are related to our directors, executive officers and major shareholders. Currently we employ six family members of either directors, executive officers, or beneficial owners of more than 5% of our stock. The aggregate compensation paid by the Company to each of these employees exceeds $60,000. We compensate these individuals in a manner consistent with our policies that apply to all employees. We employ no immediate family member of an independent director.

Appointment of Independent Accountants.

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the independent certified public accountants to audit our consolidated financial statements for the fiscal year ending April 30, 2006. Through its predecessor, Coopers & Lybrand L.L.P., PricewaterhouseCoopers LLP has served us in this capacity continuously since 1933. We know of no direct or material indirect financial interest that PricewaterhouseCoopers LLP has in us or any of our subsidiaries, or of any connection with us or any of our subsidiaries by PricewaterhouseCoopers LLP in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

A PricewaterhouseCoopers LLP representative will attend the annual meeting, will be given the opportunity to make a statement if he or she wants to, and will be available to respond to appropriate questions.

Other Proposed Action.

As of June 30, 2005, we know of no business to come before the meeting other than the election of directors. If any other business should properly be presented to the meeting, however, the proxies will be voted in accordance with the judgment of the persons holding them.

Stockholder Proposals for 2006 Annual Meeting.

If you have a proposal you want to be considered at the 2006 Annual Stockholders Meeting and to be included in the proxy materials for that meeting, we must receive it in writing by March 3, 2006.

By Order of the Board of Directors
Michael B. Crutcher
Secretary

Louisville, Kentucky
June 30, 2005

P

R

O

X

Y

BROWN-FORMAN CORPORATION

This Proxy Solicited on Behalf of the Board of Directors.

For Use by Holders of Shares of Class A Common Stock
Annual Stockholders Meeting, July 28, 2005

     THE UNDERSIGNED hereby appoint(s) Owsley Brown II, Michael B. Crutcher, and Paul C. Varga, and each of them attorneys and proxies, with power of substitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation standing of record in the name of the undersigned at the close of business on June 20, 2005, at the Annual Meeting of Stockholders of the Corporation, to be held on July 28, 2005, and at all adjourned sessions thereof, in accordance with the Notice and the Proxy Statement received, for the election of directors of the Corporation and upon such other matters as may properly come before the meeting.

1.	ELECTION OF DIRECTORS, NOMINEES:	(change of address)
	Ina Brown Bond; Patrick Bousquet-Chavanne; Barry D. Bramley; Geo. Garvin Brown III; Owsley Brown II; Donald G. Calder; Owsley Brown Frazier; Richard P. Mayer; Stephen E. O’Neil; Matthew R. Simmons; William M. Street; Dace Brown Stubbs; Paui C. Varga	____________________________________________ ____________________________________________ ____________________________________________
____________________________________________ (if you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
SEE REVERSE SIDE

☑	Please mark your votes as In this example.	0000

This proxy when properly executed will be voted in the manner directed below by the undersigned stockholder(s).

If no direction is given, this proxy will be voted FOR the election of the directors named.

	FOR*	WITHHELD
1. Election of Directors (see reverse)	☐	☐	2.	In their discretion, the Proxies are authorized to vote upon such otter business as may properly come before the meeting.	☐	Change of Address on Reverse Side

*For all nominee(s), except vote withheld from the following:

______________________________________________

For votes to be counted,
card must be signed.

SIGNATURE(S) _________________________________________________________________________ DATE: ______________________,2005

NOTE: Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This proxy must be signed exactly as the name or names appear above. If you are signing as a trustee, executor, etc., please so indicate.